UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 8, 2014

Energizer Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or other jurisdiction of incorporation)	1-15401 (Commission File Number)	43-1863181 (IRS Employer Identification Number)
533 Maryville University Drive St. Louis, Missouri 63141 (Address of principal executive offices)
Registrant's telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced plan to separate the household products and personal care divisions of Energizer Holdings, Inc. (the “Company”) into two independent, publicly traded companies (the “Spin-Off”), on June 8, 2014, the Nominating and Executive Compensation Committee of the Board of Directors of the Company approved Strategic Transaction Incentive Agreements (the “Agreements”) for each of Peter Conrad and Daniel Sescleifer (each, a “Recipient”) due to the leadership role each individual will have in the execution of the Spin-Off. The Agreements provide that upon the completion of the Spin-Off, Messrs. Conrad and Sescleifer will be entitled to receive a special bonus equal to $390,000 and $550,000, respectively (the “Bonus Amounts”); provided, that each Recipient completes performance objectives related to leadership of the execution of the Spin-Off.

The Agreements contain non-compete provisions that prohibit each Recipient from competing against the Company for one year after termination. The Agreements also contain non-solicitation, non-interference and confidentiality obligations. The payment of the Bonus Amounts (or pro-rated portions thereof) pursuant to the Agreements is contingent on the execution by the Recipient of a release from and against claims for severance, termination or other compensation relating to the Agreement. The Agreements also provide that if the Company is subject to a change of control or if the Recipient is terminated without cause prior to the completion of the Spin-Off, the Recipient will be entitled to receive a pro-rated portion of the Bonus Amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:  /s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: June 12, 2014